Exhibit 3(i)

PARAGON REAL ESTATE EQUITY AND INVESTMENT TRUST

Articles Supplementary
to the
Declaration of Trust

     Paragon Real Estate Equity and Investment Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that by resolution of its Board of Trustees duly adopted at a meeting duly called and held on March 24, 2004, the Trust elected to become subject to the following provisions of Subtitle 8 of Title 3 of the General Corporation Law of the State of Maryland (the “MGCL”), as applicable to Maryland real estate investment trusts, and no other:

     FIRST: Section 3-804(c) which vests solely in the Board of Trustees the power to fill any vacancies on the Board of Trustees that result from (a) an increase in its size, or (b) from the death, resignation or removal of a trustee, for the remainder of the full term of the class of trustees in which the vacancy occurred; and

     SECOND: Section 3-805 which specifies that shareholders may only call a special meeting of the shareholders on the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast at the meeting.

     In the event of any inconsistency with the Declaration of Trust or Bylaws of the Trust, the aforesaid provisions of Subtitle 8 of Title 3 of the MGCL shall govern, and may only be repealed by the means authorized by Section 3-802(b)(3) of the MGCL.

     IN WITNESS WHEREOF, the Trust has caused these presents to be signed in its name and on its behalf by its President and Chief Executive Officer and witnessed by its Senior Vice President and Chief Financial Officer, and the undersigned officers acknowledge that these Articles Supplementary are the act of the Trust, that to the best of their knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

Dated: June 30, 2004	PARAGON REAL ESTATE EQUITY
AND INVESTMENT TRUST

	By:	/s/ James C. Mastandrea

James C. Mastandrea, President and
Chief Executive Officer
WITNESS:

/s/ John J. Dee

John J. Dee, Senior Vice President and
Chief Financial Officer